Exhibit (a)(1)(YY)

Icahn Enterprises Completes Southwest Gas Tender Offer

Sunny Isles Beach, Florida – May 23, 2022 – IEP Utility Holdings LLC, an affiliate of Icahn Enterprises L.P. (the “Offeror”), announced the completion of its tender offer (the “Offer”) to purchase shares of the common stock, par value $1.00 per share (the “Common Stock”), of Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), including the associated rights issued pursuant to the Rights Agreement, dated October 10, 2021 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Equiniti Trust Company, as rights agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”), for $82.50 per Share in cash, without interest, less any applicable withholding taxes (the “Offer Price”). The Offer and the withdrawal rights expired as scheduled at midnight, New York City time, on Friday, May 20, 2022. The Offer was made pursuant to an Offer to Purchase, dated October 27, 2021, as supplemented by the Supplement to the Offer to Purchase, dated December 7, 2021, and the Supplement to the Offer to Purchase, dated May 9, 2022, and certain other materials contained in the Offeror’s tender offer statement on Schedule TO originally filed with the U.S. Securities and Exchange Commission on October 27, 2021.

Continental Stock Transfer & Trust Company, the depositary for the Offer has advised the Offeror that, as of such time, a total of 2,213,597 Shares were validly tendered and not properly withdrawn, representing approximately 3.1% of the outstanding Shares (based on 66,852,050 Shares outstanding as of April 29, 2022, as disclosed by the Company in its Form 10-Q for the quarterly period ended March 31, 2022). Of the Shares tendered, 726,010 Shares were tendered pursuant to guaranteed delivery procedures. Promptly after the expiration date, all Shares that were validly tendered and not properly withdrawn pursuant to the Offer have been accepted for payment by the Offeror. The Offeror will promptly pay for all such Shares in accordance with the terms of the Offer.

*****